                                                                    EXHIBIT 11.1

                      BUILDING ONE SERVICES CORPORATION
                     COMPUTATION OF NET INCOME PER SHARE
               (Dollars in thousands, except per share amounts)

                                                                     Three Months Ended
                                                                          March 31,
                                                                    1999            1998
                                                                -------------   -------------
Basic earnings per share:
   Net income................................................    $    14,733     $     5,081
   Weighted average shares outstanding - Basic...............     45,973,455      32,987,273
                                                                 -----------     -----------
   Net income per share - Basic..............................    $      0.32     $      0.15
                                                                 ===========     ===========
Diluted earnings per share:
   Net income................................................    $    14,733     $     5,081
                                                                 -----------     -----------
   Weighted average shares outstanding - Basic...............     45,973,455      32,987,273
   Convertible Non-Voting Common Stock.......................            --          500,000
   Common stock equivalents from stock options and warrants..        277,080         588,603
   Contingently issuable shares..............................      1,490,423             --
                                                                 -----------     -----------
   Total weighted average shares outstanding - Diluted.......     47,740,958      34,075,876
                                                                 -----------     -----------
   Net income per share - Diluted............................    $      0.31     $      0.15
                                                                 ===========     ===========


Outstanding stock options and warrants to purchase 5,974,775 shares of common stock as of March 31, 1999 were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares during the period.